Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-11220, 333-1946, 333-10794, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd., of our report dated May 9, 2008 with respect to the financial statements of Magic (Onyx) Magyarország Szoftverház Kft. as of December 31, 2007, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2007.

/s/ Mária Négyessy
Mária Négyessy
Registered Auditors

Budapest, May 14, 2008